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                                  EXHIBIT 99.1

RISK FACTORS

      The following summarizes certain risks that management believes are specific to our business. This should not be viewed as including all risks.

WE ARE PURSUING AN AGGRESSIVE GROWTH STRATEGY THAT MAY INCLUDE MERGERS AND ACQUISITIONS, WHICH COULD PLACE HEAVY DEMANDS ON OUR MANAGEMENT RESOURCES.

      Umpqua is a dynamic organization that is among the fastest-growing community financial services organizations in the United States. Since 2000, we have completed the acquisition and integration of five other financial institutions. Although all of these acquisitions were integrated in a successful manner, there is no assurance that future acquisitions will be integrated in a manner as successful as those previously completed. We have announced our intent to open new stores in Oregon, Washington and California, and to continue our growth strategy. If we pursue our growth strategy too aggressively, or if factors beyond management's control divert attention away from our integration plans, we might not be able to realize some or all of the anticipated benefits. Moreover, we are dependent on the efforts of key personnel to achieve the synergies associated with our acquisitions. The loss of one or more of our key persons could have a material adverse effect upon our ability to achieve the anticipated benefits.

THE REMODELING OF OUR STORES MAY NOT BE COMPLETED SMOOTHLY OR WITHIN BUDGET, WHICH COULD RESULT IN REDUCED EARNINGS.

      The Bank has, over the past several years, been transformed from a traditional community bank into a community-oriented financial services retailer. In pursuing this strategy, we have remodeled many bank branches to resemble retail stores that include distinct physical areas or boutiques such as a "serious about service center," an "investment opportunity center" and a "computer cafe." Remodeling involves significant expense, disrupts banking activities during the remodeling period, and presents a new look and feel to the banking services and products being offered. There are risks that remodeling costs will exceed forecasted budgets and that there may be delays in completing the remodels, which could cause confusion and disruption in the business of those stores.

INVOLVEMENT IN NON-BANK BUSINESS INVOLVES UNIQUE RISKS

      Strand's retail brokerage operations present special risks not borne by community banks. For example, the brokerage industry is subject to fluctuations in the stock market that may have a significant adverse impact on transaction fees, customer activity and investment portfolio gains and losses. Likewise, additional or modified regulations may adversely affect Strand's operations. The departure of established brokers often results in the loss of customer accounts. A significant decline in fees and commissions or trading losses suffered in the investment portfolio could adversely affect Strand's income and potentially require the contribution of additional capital to support its operations. Strand is subject to claim arbitration risk arising from customers who claim their investments were not suitable or that their portfolios were too actively traded. These risks increase when the market, as a whole, declines. The risks associated with retail brokerage may not be supported by the income generated by those operations.

THE MAJORITY OF OUR ASSETS ARE LOANS, WHICH IF NOT PAID WOULD RESULT IN LOSSES TO THE BANK IN EXCESS OF LOSS ALLOWANCES.

      The Bank, like other lenders, is subject to credit risk, which is the risk of losing principal or interest due to borrowers' failure to repay loans in accordance with their terms. Although we have established underwriting and documentation criteria and most loans are secured by collateral, a downturn in the economy or the real estate market in our market areas or a rapid increase in interest rates could have a negative effect on collateral values and borrowers' ability to repay. To the extent loans are not paid timely by borrowers, the loans are placed on non-accrual, thereby reducing interest income. To the extent loan charge-offs exceed expectations, additional amounts may be charged to the provision for loan losses, which reduces income. Although management believes that the allowance for loan losses and reserve for unfunded commitments at the end of the reported period are adequate, no assurance can be given that an additional provision for loan losses or unfunded commitments will not be required.

A RAPID CHANGE IN INTEREST RATES COULD MAKE IT DIFFICULT TO MAINTAIN OUR CURRENT INTEREST INCOME SPREAD AND COULD RESULT IN REDUCED EARNINGS.

      Our earnings are largely derived from net interest income, which is interest income and fees earned on loans and investments, less interest paid on deposits and other borrowings. Interest rates are highly sensitive to many factors that are beyond the control of our management, including general economic conditions and the policies of various governmental and regulatory authorities. As interest rates change, net interest income is affected. With fixed rate assets (such as fixed rate loans) and liabilities (such as certificates of deposit), the effect on net interest income depends on the maturity of the asset or liability. Although we strive to manage interest rate risk through asset/liability management policies, from time to time maturities are not balanced. Any rapid increase in interest rates in the future could result in interest expense increasing faster than interest income because of fixed rate loans and longer-term


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investments. Further, substantially higher interest rates generally reduce loan demand and may result in slower loan growth than previously experienced. An unanticipated rapid decrease or increase in interest rates could have an adverse effect on the spreads between the interest rates earned on assets and the rates of interest paid on liabilities, and therefore on the level of net interest income.

THE VOLATILITY OF OUR MORTGAGE BANKING BUSINESS CAN ADVERSELY AFFECT EARNINGS.

      Changes in interest rates greatly affect the mortgage banking business. One of the principal risks in this area is prepayment of mortgages and their effect on the value of mortgage servicing rights ("MSR"). We can mitigate this risk by purchasing financial instruments, such as fixed rate investment securities and interest rate contracts, which tend to increase in value when long-term interest rates decline. The success of this strategy, however, depends on management's judgments regarding the amount, type and mix of MSR risk management instruments that we believe are appropriate to manage the changes in the fair value of our MSR asset. If these decisions and strategies are not successful, our net income could be adversely affected.

OUR BANKING AND BROKERAGE OPERATIONS ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATIONS THAT ARE EXPECTED TO BECOME MORE BURDENSOME, INCREASING OUR COSTS AND/OR MAKING US LESS COMPETITIVE.

      We and our subsidiaries are subject to extensive regulation under federal and state laws. These laws and regulations are primarily intended to protect customers, depositors and the deposit insurance fund, rather than shareholders. The Bank is an Oregon state-chartered commercial bank whose primary regulator is the Oregon Division of Finance and Corporate Securities. The Bank is also subject to the supervision by and the regulations of the Washington Department of Financial Institutions, the California Department of Financial Institutions and the Federal Deposit Insurance Corporation ("FDIC"), which insures bank deposits. Strand is subject to extensive regulation by the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Umpqua is subject to regulation and supervision by the Board of Governors of the Federal Reserve System, the SEC and NASDAQ. Federal and state regulations may place banks at a competitive disadvantage compared to less regulated competitors such as finance companies, credit unions, mortgage banking companies and leasing companies. Although we have been able to compete effectively in our market area in the past, there can be no assurance that we will be able to continue to do so. Further, future changes in federal and state banking and brokerage regulations could adversely affect our operating results and ability to continue to compete effectively.

THE FINANCIAL SERVICES INDUSTRY IS HIGHLY COMPETITIVE.

      We face significant competition in attracting and retaining deposits and making loans as well as in providing other financial services throughout our market area. We face pricing competition for loans and deposits. We also face competition with respect to customer convenience, product lines, accessibility of service and service capabilities. Our most direct competition comes from other banks, brokerages, mortgage companies and savings institutions. We also face competition from credit unions, government-sponsored enterprises, mutual fund companies, insurance companies and other non-bank businesses.


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